SUB-ITEM 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                             AIM HIGH YIELD FUND II


A Special Meeting of Shareholders of AIM High Yield Fund II, a portfolio of AIM Investment Securities Funds, a Delaware statutory trust was held on June 4, 2003.

At such meeting, shareholders of AIM High Yield Fund II were asked to:

Approve an Agreement and Plan of Reorganization that provides for the combination of AIM High Yield Fund II and AIM High Yield Fund, each a combination of AIM Investment Securities Funds.

For a more detailed description of the proposal that was submitted to the shareholders, please see the attached proxy statement (attached hereto as Attachment A). The shareholders approved the proposal by the following vote:

The results of the voting on the above matter is as follows:

                                                                      Votes             Votes           Withheld/
                                                                       For             Against         Abstentions
                                                                       ---             -------         -----------
To approve an Agreement and Plan of Reorganization that
provides for the combination of AIM High Yield Fund II and AIM
High Yield Fund, each a combination of AIM Investment               4,788,551          158,422           285,763
Securities Funds